EXHIBIT 4.9


                                FOURTH AMENDMENT
                                ----------------

                                       OF
                                       --

                   WPIX INC. HOURLY EMPLOYEES' RETIREMENT PLAN
                   -------------------------------------------

                         (Effective as of July 1, 1991)



                  WHEREAS, WPIX Inc. (the "Company") maintains the WPIX Inc. Hourly Employees' Retirement Plan (the "Plan"); and

                  WHEREAS, the Plan has been amended from time to time and further amendment of the Plan is now considered desirable;

                  NOW, THEREFORE, by virtue and in exercise of the authority reserved to the Company by Section 10.1 of the Plan and delegated to the undersigned by resolution of its Board of Directors, the Plan be and is hereby further amended in the following particulars:

                  1. By substituting "Committee" for "Administrative Committee" and "Investment Committee" wherever either of the latter two phrases appears in the Plan (except in Paragraphs 1.1(a) and 1.1(o)) and by adding the following at the end of Paragraphs 1.1(a) and 1.1(o), effective as of January 1, 1996:

                           "The Administrative Committee and the Investment Committee have been combined into one Committee which, as of January 1, 1996, is known as the




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                           Tribune Company Employee Benefits Committee and is
                           referred to herein as the Committee. The Committee has all of the functions, duties, rights and responsibilities formerly entrusted to the Administrative and Investment Committees."

                  2. By substituting the following for Paragraph 1.1(i) of the Plan, effective as of January 1, 1997:

                  "(i)     Employee.  Any Leased Employee and any individual who
                           --------
                           is classified by the Company or a Related Company as its common law employee for purposes of employment taxes and wage withholding for Federal incomes taxes. If an individual is not considered an Employee in accordance with the preceding phrase for a Plan Year, a subsequent determination by the Company or Related Company, any governmental agency or court that the individual is a common law employee of the Company or Related Company, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan."

                  3. By substituting the following for Paragraph 1.1(p) of the Plan, effective as of January 1, 1997:

                  "(p)     Leased Employee.  Any person who is not otherwise an
                           ---------------
                           employee and who, pursuant to an agreement between the Company and any other person (the `leasing organization'), has performed services for the Company, or for the Company and related persons (determined in accordance with Section 414(n)(6) of the Internal Revenue Code), under the primary direction or control by the Company or such related persons, on a substantially full time basis for a period of at least one year; provided, that a person shall not be treated as a Leased Employee for any

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                           Plan Year if: (i) during such Plan Year, such person
                           is covered by a money purchase pension plan maintained by the leasing organization which provides for immediate participation, full and immediate vesting, and a nonintegrated employer contribution rate of at least 10 percent of such Employee's compensation (as defined in Section 414(n) of the Internal Revenue Code), and (ii) leased employees (determined without regard to this proviso) do not constitute more than 20 percent of the Company's nonhighly compensated workforce (as defined in Section 414(n) of the Internal Revenue Code)."

                  4. By deleting subparagraphs (y) and (z) of Section 1.1 rom the Plan, effective April 4, 1999.

                  5. By adding the following at the end of Section 2.2 of the Plan, effective as of December 12, 1994:


         "Notwithstanding any provision of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code."

                  6. By substituting the following for Section 4.2 of the Plan, effective April 4, 1999:

         "4.2     Allocation of Company Contributions
                  -----------------------------------

                  Company contributions under Section 3.1 above for each Plan Year shall be credited to the respective accounts of the Participants on whose behalf they are made as soon as practicable after such contributions are received by the Trustee, in accordance with rules established by the Committee. For purposes of allocating Company contributions to accounts, the Company contribution shall be considered allocated to

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         accounts as of the last day of the applicable Plan Year. For purposes of investing accounts in investment funds pursuant to Section 4.6, Company contributions shall be allocated to accounts as soon as practicable after they are received by the trustee in accordance with rules established by the Committee."

                  7. By substituting the following for Section 4.3 of the Plan, effective April 4, 1999:

         "4.3     Adjustment of Participants' Accounts
                  ------------------------------------

                  Each Participant's account shall be credited with his share of Company contributions as of the date such contributions are received by the Trustee or as soon thereafter as practicable and shall be charged with the amount of any distribution or other payment as of the date such distribution or payment is made or as soon thereafter as practicable. Each account shall be adjusted to reflect earnings, losses, appreciation and depreciation of the Investment Fund or Funds in which the account is invested, or as otherwise determined to reasonably reflect the investment of the account. Each account shall be adjusted to reflect changes in the Investment Funds in which such account is invested pursuant to Participant direction in accordance with Section 4.5. Any credit, charge or adjustment made pursuant to this Section shall be made in accordance with rules established by the Committee and applied to all Participants on a uniform and nondiscriminatory basis."

                  8. By substituting the following for Section 4.4 of the Plan, effective April 4, 1999:

         "4.4     Statement of Accounts
                  ---------------------

                  As soon as practicable after the end of a Plan Year, the Committee will provide each Participant with a statement reflecting the condition of his account under the Plan as of that date. The Committee in its discretion may decide to provide Participants with such statements at more frequent intervals. No Participant, except a person authorized by the Company or the Committee, shall have the right to inspect the records reflecting the account of any other Participant."

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                  9.       By substituting the following for the first sentence
of Section 5.4 of the Plan, effective April 4, 1999:


                  "If a Participant resigns or is dismissed from the employ of the Company and Related Companies before retirement or disability termination under Paragraph 5.1(a) or Paragraph 5.1(b), respectively, the amount available for distribution shall be determined in accordance with Section 5.6, except that the balance in the Participant's account (after all adjustments required under the Plan have been made) will be further adjusted by multiplying said balance by the Participant's `nonforfeitable percentage' at his Settlement Date."

                  10. By substituting the following for Section 5.6 of the Plan, effective April 4, 1999:

         "5.6     Amount Available for Distribution
                  ---------------------------------

                  The amount available for distribution to a Participant or his Beneficiary shall be the balance credited to the Participant's account (subject to any vesting-related reduction under Section 5.4) as of the date the distribution is made, as determined in accordance with rules established by the Committee."

                  11. By substituting the following for Section 5.7 of the plan, effective April 4, 1999:

         "5.7     Form of Distribution
                  --------------------

                  All distributions to a Participant or Beneficiary shall be made in cash; provided, that a Participant or Beneficiary may, upon request filed with the Committee in such manner and at such time as the Committee may determine, elect to receive all of those amounts credited to his accounts which are invested in the Company Stock Fund in whole shares of Company Stock."

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                  12.      By substituting the following for Paragraph 5.8(b) of
the Plan, effective as of January 1, 1997:

                  "(b) Payments to a Participant shall commence no later than the April 1 of the calendar year next following the later of the calendar year in which the participant attains age 70 1/2 or the calendar year in which his Settlement Date occurs ("required commencement date"); provided, however, that the required commencement date of a participant who is a five percent owner (as defined in Section 416 of the Internal Revenue Code) with respect to the Plan Year ending in the calendar year in which he attains age 70 1/2 shall be April 1 of the next following calendar year. Notwithstanding the foregoing, a Participant in the Plan who attained age 70 1/2 on or before December 31, 1999 may elect to commence distribution of his benefits on the April next following the calendar year in which he attains age 70 1/2 or to continue such distributions. Notwithstanding any other provision of the Plan to the contrary, all distributions hereunder shall be made in accordance with the minimum distribution requirements contained in Section 1.401(a)(9)-1, and the minimum distribution incidental benefit requirements contained in Section 1.401(a)(9)-2 of the proposed Treasury Regulations, or in the corresponding Sections of any final Treasury Regulations issued under Section 401(a)(9) of the Internal Revenue Code."

                  13. By substituting the following for Paragraph 5.10(b) of the Plan, effective as of January 1, 1999:

                  "(b)     Definition of Eligible Rollover Distribution.  An
                           --------------------------------------------
                           eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover

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                           distribution does not include: any distribution that
                           is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; any distribution that is a hardship distribution (as described in Section 401(k)(2)(B)(i)(IV) of the Internal Revenue Code); and that portion of any distribution that is not includible in gross income."

                  14. By substituting the following for Paragraph 9.1(a)(i) of the Plan, effective as of January 1, 1995:


                           "(i) $30,000 (or such greater amount as may be determined by the Commissioner of Internal Revenue for the calendar year which begins with or within that Plan Year), or"

                  15. By substituting the following for Paragraph 9.1(c) of the Plan, effective as of January 1, 1998:

                  "(c) For purposes of this Section, the term "total compensation" means the Participant's total compensation for services rendered to the Employers and Related Companies as an employee, determined in accordance with Section 415(c)(3) of the Internal Revenue Code, including earned income, wages, salaries, fees for professional services, and other amounts received by a Participant for personal services actually rendered in the course of his employment with an Employer or a Related
                           Company (including, but not limited to, commissions

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                           paid to salesmen, compensation for services based on
                           a percentage of profits, commissions on insurance premiums, tips, and bonuses, any elective deferral (as defined in Section 402(g)(3) of the Internal Revenue Code) and any amount contributed or deferred by the Employers or Related Companies at the Participant's election which is excludable from income under Section 125 of the Internal Revenue
                           Code); provided that a Participant's total compensation taken into account for any Plan Year shall be limited to $160,000 or such greater amount as may be determined by the Commissioner of Internal Revenue for that year under Section 401(a)(17) of the Internal Revenue Code. Notwithstanding the previous sentence, a Participant's Total Compensation shall not include the following:

                           (i)      except as provided above, employer
                                    contributions to a plan of deferred
                                    compensation which are not includible in the Participant's gross income for the taxable year in which contributed, employer contributions to a simplified employee pension plan to the extent such contributions are deductible by the Participant, or any distributions from a deferred compensation plan;

                           (ii) amounts realized from the exercise of a non-qualified stock option or when restricted stock or property held by the Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                           (iii) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option;

                           (iv) any other amounts which received special tax benefits, or contributions made by the

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                                    Participant (whether or not pursuant to a
                                    salary reduction agreement) towards the
                                    purchase of an annuity described in Section
                                    403(b) of the Internal Revenue Code (whether or not such amounts are actually excludible from the Participant's gross income); or

                           (v)      any amounts required to be excluded under
                                    Section 415 of the Internal Revenue Code and the regulations thereunder."

                  16. By adding the following at the end of Paragraph 9.1(d) of the Plan, effective January 1, 2000:

         "The provisions of this Paragraph 9.1(d) shall not be effective for any Plan Year beginning after December 31, 1999."

                  17. By adding the following Supplement A to the Plan, effective April 4, 1999:

                                  "SUPPLEMENT A
                                       TO
                           WPIX INC. HOURLY EMPLOYEES'
                                 RETIREMENT PLAN

                            Salary Reduction Amounts


                  A-1.     Purpose.  The purpose of this Supplement A is to
                           -------
         the WPIX Inc. Hourly Employees' Retirement Plan to elect to contribute amounts (`Salary Reduction Amounts') to the Plan on a pre-tax basis under Section 401(k) of the Internal Revenue Code.

                  A-2.     Effective Date.  This Supplement A is effective on or
                           --------------
         about April 4, 1999 for amounts paid after such date, in accordance with rules established by the Committee.

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                  A-3. Salary Reduction Amounts. Each Participant may elect, in
                       ------------------------
         such manner as the Committee may determine, to have an amount which is not more than the lesser of 15% of the Participant's Compensation or $10,000 (as adjusted for years after 1999 for cost-of-living increases under Internal Revenue Code Section 402(g)(5)) contributed by the Company on a before-tax basis. The amount so elected and contributed shall be called the `Salary Reduction Amount' and shall be applied to reduce such Participant's Compensation (except for purposes of the Plan such as determining the actual amount of the reduction and the Company contribution under Section 3.1 of the Plan) for the period with respect to which such contribution is made. A new Participant may make his initial election under this Paragraph A-3 at such time and in such manner as the Committee may establish, and shall be effective as of his applicable date under Section 2.1 or as of such other date as the Committee shall determine in accordance with rules established by the Committee and applied on a uniform basis to all similarly situated Participants. A Participant whose election under this Paragraph A-3 is already in effect may elect to increase or decrease the rate of his Salary Reduction Amount contributions (including an election to suspend or resume such contributions), within the limitations specified above, as of such date as the Committee shall determine in accordance with rules established by the Committee and applied on a uniform basis to all similarly situated Participants. Should the Committee at any time determine that the Salary Reduction Amount elected by a Participant exceeds the limitations found in Paragraph A-5 hereof, any excess (and any earnings allocable thereto) shall be distributed to him in cash as soon as practicable after such excess is discovered, but in no event later than the December 31 following the close of the Plan Year in which such excess Salary Reduction Amount relates.

                  A-4. Payment and Allocation of Salary Reduction Amounts.
                       ---------------------------------------------------
         Amounts by which a Participant's Compensation is reduced as a Salary Reduction Amount for any calendar month shall be paid to the Trustee as soon as practicable thereafter, but no later than the 15th business day of the next following month. The Committee shall establish a `Salary Reduction Account' on behalf of each participant who elects to have Salary Reduction Amounts contributed to the plan on his behalf. Salary Reduction Accounts shall be invested as provided in Sections 4.5 and
         4.6 of the Plan.

                  A-5.     Limitations Applicable to Highly Compensated
                           --------------------------------------------
                           Employees.
                           ---------

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                  (a)      If the contributions that would be made under
                           Paragraph A-3 on behalf of any Highly Compensated Employees would exceed the limitation for any Plan Year under paragraph (c) below, the Salary Reduction Amounts elected by such Highly Compensated Employees shall be reduced as provided in paragraph (c).

                  (b)      For the purposes of this Paragraph A-5:

                           (i) the term `Highly Compensated Employee' means any current or former employee who:

                                    (A)     was a five percent or greater owner
                                            of the Company or any Related
                                            Company during the current or
                                            immediately preceding Plan Year; or

                                    (B)     received Annual Compensation of more
                                            than $80,000 (or such greater amount
                                            as may be determined by the
                                            Commissioner of Internal Revenue for
                                            that Plan Year) from the Company or
                                            any Related Company during the
                                            immediately preceding Plan Year and
                                            was in the top-paid 20 percent of
                                            employees.

                           (ii) The term `Average Deferral Percentage' of a group of Participants for a Plan Year means the average of the deferral ratios (determined separately for each
                                    Participant in such group) of (1) to (2), where (1) equals the Salary Reduction Amounts elected by and contributed on behalf of such Participant for such Plan Year, and
                                    (2) equals the Participant's Annual
                                    Compensation for such Plan Year.

                           (iii) The term `Annual Compensation' means, with respect to any Participant for any Plan Year, his total compensation (as defined in Paragraph 9.1(c) of the Plan).

                  (c) The Average Deferral Percentage of the Highly Compensated Employees for any Plan Year may not exceed the greater of:

                           (i) the Average Deferral Percentage of all other Participants for the Plan Year multiplied by 1.25; or

                           (ii) the Average Deferral Percentage of all other Participants for the Plan Year multiplied by 2.0; provided that the Average Deferral Percentage of the Highly Compensated Employees for the Plan Year does not exceed that of all other Participants for the Plan Year by more than two percentage points.

                           The Committee may, from time to time, monitor the Participants' Salary Reduction Amounts to determine whether the foregoing limitation will be satisfied and, to the extent necessary to ensure compliance with such limitation, may reduce, on a pro rata basis, the applicable percentage of future Compensation to be withheld for the Highly Compensated Employees. If for a Plan Year the Salary Reduction Amounts made on behalf of Highly Compensated Employees exceed the foregoing limitation, the Committee shall refund the excess Salary Reduction Amounts made on behalf of Highly Compensated Employees in order of the largest amounts to the extent necessary to meet the foregoing limitation. Any such excess Salary Reduction Amount (and the earnings thereon) shall be refunded in cash as soon as practicable after such excess is discovered, but in no event later than the December 31 following the close of the Plan Year. The trust earnings allocable to such excess Salary Reduction Amounts shall be determined by the

                           Committee taking into account the time at which the Amounts were contributed to the Plan, the Investment Funds in which the Amounts were invested, and the time at which the excess is distributed in accordance with reasonable and uniform rules applied to all similarly situated Participants. If a Highly Compensated Employee who must receive a refund of an excess Salary Reduction Amount also contributed for the same plan year a Salary Reduction Amount in excess of $10,000 (as adjusted for cost-of-living increases), the distributions of such excess amounts shall be coordinated in accordance with Treasury Regulations Section 1.401(k)-1(f)(5)(i).

                  A-6. Adjustment of Salary Reduction Account. Each
                       --------------------------------------
         Participant's Salary Reduction Account shall be adjusted in accordance with this Paragraph A-6, pursuant to rules established by the Committee on a uniform basis. Salary Reduction Amounts shall be credited to accounts as soon as practicable after they are received by the Trustee. Distributions shall be charged to accounts on or as soon as practicable after the date distribution is made. Each Account shall be adjusted to reflect the investment gains and losses of the Investment Funds in which the Account is invested pursuant to subsection 4.6.

                  A-7.     Vesting.  A Participant shall always be fully vested
                           -------
         in and have a non-forfeitable right to his Salary Reduction Account.

                  A-8.     Distribution.  Except as provided in Paragraph A-9,
                           ------------
         a Participant's Salary Reduction Account shall be distributed after the Participant's Settlement Date in accordance with Section 5 of the Plan.

                  A-9.     Hardship Withdrawals.
                           --------------------

                  (a) Subject to the approval of the Committee, a Participant may request a withdrawal of any part of his Salary Reduction Account in the event of financial hardship; provided, that the amount of any such withdrawal from his Salary Reduction Account may not exceed the sum of the previously contributed Salary Reduction Amounts. A withdrawal requested under this Paragraph shall be permitted by the

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                           Committee only if, in the determination of the
                           Committee, such withdrawal is necessary in light of immediate and heavy financial needs of the Participant occasioned by one of the following:

                           (i) expenses for medical care previously incurred by the Participant, the Participant's spouse or dependents or expenses necessary for the person to obtain medical care;

                           (ii) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

                           (iii) payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children or dependents;

                           (iv) payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence.

                           The amount deemed required to meet an immediate and heavy financial need of a Participant shall include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal. A withdrawal shall not be permitted by the Committee to the extent that the amount requested exceeds the amount determined by the Committee as being required to meet the Participant's immediate financial need created by the hardship. Only one withdrawal pursuant to this Paragraph may be made by a Participant during any Plan Year. If a Participant makes a withdrawal from his Salary Reduction Account pursuant to this Paragraph, he shall not be eligible to have Salary Reduction Amounts contributed on his behalf to the Plan or any other deferred compensation plan maintained by an Employer for a period of one year following the date of such withdrawal, and his Salary Reduction Amounts for the calendar year next following the calendar year in which occurred the withdrawal may not exceed an amount equal to the excess of the amount determined under the first sentence of Paragraph A-3 for that year over his Salary Reduction Amounts for the calendar year of the withdrawal. A withdrawal from a Participant's Transfer Account pursuant to this Paragraph may not exceed $50,000, or such other amount as may be determined by the Committee on a nondiscriminatory basis.

                  (b) A request for a withdrawal under this Paragraph shall be submitted in writing signed by the Participant or his legal representative, shall describe fully the circumstances which are deemed to justify the payment and the amounts necessary to alleviate the hardship, and shall be accompanied by such other documentation as may be requested by the Committee. The
                           Committee may require as a condition of any withdrawal the Participant's written and signed representation that the immediate and heavy financial need cannot reasonably be relieved (without thereby increasing the amount of the need) through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets, by cessation of Salary Reduction Amounts under the Plan, or by other distributions or nontaxable (when made) loans from employee benefit plans maintained by the Employers and Related Companies, or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need. Any decision made by the Committee pursuant to this Paragraph shall be final, conclusive, and binding upon the Participant.

                  A-10. Use of Terms. All terms and provisions of the Plan shall
                        ------------
         apply to this Supplement A, except that where the terms and provisions of the trust and this Supplement A conflict, the terms and provisions of this Supplement A shall govern."